EXHIBIT 10.29

TRANSITION AND SEPARATION AGREEMENT

     This Transition and Separation Agreement (the “Agreement”) is made effective as of the eighth (8th) day following the date Executive signs this Agreement (the “Effective Date”) by and between David L. Greenwood (“Executive”) and Geron Corporation (the “Company”), with reference to the following facts:

          A. Executive’s employment with the Company will end effective upon the Termination Date (as defined below).

          B. Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

          1. Employment Separation Date; Board Resignation.

               (a) Executive acknowledges and agrees that his status as an officer and employee of the Company will end effective as of December 31, 2011 (the “Termination Date”). Executive also hereby resigns his membership and all positions that he holds on the Company’s Board of Directors.

               (b) Executive will continue to serve, at the discretion of the Company, on the following Boards of Directors of the Company’s partners and affiliates (each, a “P & A Board”): Clone International Pty. Ltd., ViaGen, Inc. and Geron Bio-Med Ltd. Executive’s service on each P & A Board shall be as a Company Consultant pursuant to the Transition Consulting Services described in Section 2 of this Agreement and shall qualify Executive as a “Service Provider” and/or “Eligible Individual” under all of the Company’s equity Plans and Executive’s related equity agreements. The operative indemnification agreement (“Indemnification Agreement”) between Executive and the Company, attached as Exhibit C, shall remain in full force and effect and cover Executive during Executive’s service on the P & A Board(s).

          2. Transition Consulting Services.

               (a) Consulting Period. During the period of time (the “Consulting Period”) commencing on the Termination Date and ending on the Consulting Period End Date (as defined below), Executive shall be available to provide services to the Company, on a non-exclusive basis, as a consultant and shall provide such transition services as necessary in Executive’s areas of expertise and work experience and responsibility as may be requested by the Chief Executive Officer or Chief Financial Officer of the Company (collectively, the “Transition Services”). During the Consulting Period, Executive may become an employee or consultant of any other Company, provided, that he remains in compliance with that certain Proprietary Information and Inventions Agreement entered into between Executive and the Company as of July 28, 1995 (the “Confidentiality Agreement”), and further provided that he does not violate his fiduciary obligations to any P & A Boards on which he continues to serve. For the purposes of this Section 2(a), “Consulting Period End Date” shall mean March 31, 2012 or such earlier date as determined by the Company in the event the Transition Services are not performed to the reasonable satisfaction of the Company, provided, that the Consulting Period End Date may be extended through June 30, 2012 upon the mutual agreement of the Company and Executive in substantially the form attached hereto as Exhibit A and the term “Consulting Period End Date” shall refer to such extended date, and further provided that the “Consulting Period End Date” shall be further extended in the event Executive continues to serve as the Company’s representative on one or more P & A Boards.

               (b) Consulting Fees. In exchange for the performance of the Transition Services, the Company shall pay to Executive consulting fees as an independent contractor in the amount of four hundred dollars ($400) per hour (the “Consulting Fees”), provided, that, except to the extent required to meet Executive’s fiduciary obligations to the P & A Boards (and their companies) in no event shall Executive perform services for more than two (2) days in any week without the prior written approval of the Chief Executive Officer or Chief Financial Officer of the Company. The Consulting Fees will be paid to Executive in accordance with the Company’s standard payment procedures for consultants and independent contractors.

               (c) Benefits. As an independent contractor, Executive understands and agrees that, while performing any services for the Company after the Termination Date, Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan to the extent Executive’s eligibility for the plans or benefits is based on Executive being a current employee of the Company. To the extent that Executive were deemed eligible to participate, as a current employee, in any Company benefit plan, he hereby waives his participation. Nothing in this Section 2(c) shall in any way affect Executive’s right to participate in the Company’s Aetna Open Access Managed Choice (Open Access Gatekeeper PPO Medical Plan) (“Aetna Plan”) pursuant to the terms of the Aetna Plan and/or Section 4(c) of this Agreement.

               (d) Stock Options. During the Consulting Period, Executive’s options to purchase shares of Company common stock shall continue to vest and become exercisable in accordance with their original vesting schedules. The attached Exhibit B details Executive’s vested and unvested shares subject to Executive’s options. Upon the completion of the Consulting Period, Executive’s options shall cease vesting and any unvested shares subject to options as of such date shall automatically terminate for no consideration, provided, that Executive’s outstanding options for vested shares shall remain exercisable until the earlier of (i) the second (2nd) anniversary of the Termination Date or (ii) the original 10 year expiration date of the applicable option. If, by the date that is twenty-four (24) months following the Termination Date, Executive has not exercised the outstanding options to purchase vested shares in accordance with the procedures set forth in Executive’s option agreements, such options shall terminate and be of no further effect. Notwithstanding the immediately preceding sentence, in the event Executive is in possession of material non-public information about the Company or the Company has prohibited Executive from selling Company stock on or within 30 days of the second (2nd) anniversary of the Termination Date, then each of Executive’s outstanding options for vested shares shall remain exercisable until the earlier of (i) the date that is 30 days after the Executive is no longer in possession of material non-public information about the Company and/or the date that is 30 days after the Company removes its prohibition regarding the Executive’s ability to sell Company stock, or (ii) the original 10 year expiration date of the applicable option. In the event Executive ceases to provide the Transition Services, Executive’s options for unvested shares shall be forfeited as of the date of such cessation of services. After April 12, 2012, Executive’s outstanding incentive stock options (ISOs) (vested and unvested) will convert to nonstatutory stock options (NSOs) in accordance with IRS rules. This conversion does not affect the exercisability or vesting schedule of such options. Executive acknowledges that upon the execution of this Agreement, each unexercised “incentive stock option” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), shall be deemed modified for the purposes of Section 424 of the Code, and, to the extent the exercise price thereof is less than the fair market value of a share of Company common stock on the date this Agreement is executed, such option shall no longer qualify as an incentive stock option, but instead shall constitute a nonstatutory stock option. This conversion does not affect the exercisability or vesting schedule of such options. Executive further acknowledges and agrees that all outstanding vested options that have not been exercised as of the three-month anniversary of the Termination Date shall no longer qualify as incentive stock options, but instead shall constitute nonstatutory stock options. This conversion does not affect the exercisability or vesting schedule of such options.

               (e) Restricted Stock. The Company and Executive acknowledge and agree that, as of the Termination Date, Executive holds 598,750 unvested shares of Company common stock subject to a risk of forfeiture (collectively, the “Restricted Stock Awards”), of which 300,000 shares are subject to vesting upon the attainment of certain performance goals (collectively, the “Performance-Based Restricted Stock Awards”) and 298,750 shares are subject to vesting based solely upon Executive’s continued service to the Company (collectively, the “Time-Based Restricted Stock Awards”). Notwithstanding anything in the agreements evidencing the Restricted Stock Awards to the contrary, no Restricted Stock Award shall be forfeited or cease vesting upon the Termination Date. Instead, (i) each Time-Based Restricted Stock Award shall remain unvested and subject to a risk of forfeiture through the end of the Consulting Period and shall vest in accordance with the terms of the Restricted Stock Award agreement associated with the applicable Time-Based Restricted Stock Award, and (ii) through the end of the Consulting Period each Performance-Based Restricted Stock Award shall remain unvested and subject to a risk of forfeiture and will vest in accordance with the terms of the Restricted Stock Award agreement associated with each Performance-Based Restricted Stock Award. In the event Executive ceases to provide the Transition Services, all unvested shares subject to the Time-Based Restricted Stock Awards shall be forfeited as of the date of such cessation of services. Each Performance-Based Restricted Stock Award shall vest, and the risk of forfeiture thereon lapse, upon the attainment of the applicable performance goal(s) in accordance with the terms of such Performance-Based Restricted Stock Award agreement. Notwithstanding the foregoing, Executive acknowledges that because of the cessation of the Company’s hESC programs in November 2011, those Performance-Based Restricted Stock Awards that vest based upon the successful partnering of one (or more) hESC programs shall only vest upon a change in control of the Company on or prior to July 9, 2013. In the event the remaining applicable performance goals are not attained on or prior to the end of the Consulting Period, all unvested shares subject to Performance-Based Restricted Stock Awards shall be automatically forfeited. The agreements evidencing the Restricted Stock Awards shall be deemed amended to the extent necessary to provide for the treatment contemplated by this Section 2(e).

               (f) Independent Contractor Status. Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor. During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company, provided that Executive shall act as the Company’s representative on the P & A Boards. The Company will not make deductions for taxes from any Consulting Fees paid hereunder. Personal income and self-employment taxes for Consulting Fees paid to Executive hereunder shall be the sole responsibility of Executive. Executive agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Executive to make required personal income and self-employment tax payments with respect to the Consulting Fees.

               (g) Protection of Information. Executive agrees that, during the Consulting Period and thereafter, Executive will not, except for the purposes of performing the Transition Services, including without limitation, serving as the Company’s representative on the P & A Boards, seek to obtain any confidential or proprietary information or materials of the Company.

          3. Final Paycheck. As soon as administratively practicable on or after the Termination Date, the Company will pay Executive all accrued but unpaid base salary, earned bonus and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes this Agreement.

          4. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive signing and delivering to the Company this Agreement on or within thirty-one (31) days after the Termination Date, this Agreement becoming no longer subject to revocation as provided in Section 6(c)(iii) and Executive’s performance of his continuing obligations pursuant to this Agreement and the Confidentiality Agreement, to provide Executive the benefits set forth below. Specifically, the Company and Executive agree as follows:

               (a) Cash Severance. Executive shall receive a lump sum cash payment in an amount equal to (i) $750,000, less applicable withholding taxes, which constitutes 150% of Executive’s base salary as in effect as of immediately prior to the Termination Date plus (ii) $235,800, less applicable withholding taxes, which constitutes Executive’s annual discretionary bonus for 2011 assuming achievement of corporate performance goals at seventy-five percent (75%) of target and achievement of individual performance goals at one hundred percent (100%) of target. Such payment shall be made on or within sixty (60) days following the Termination Date.

               (b) No Access to Benefits. Executive shall not be entitled to participate in any discretionary bonus, 401(k) plan match or equity incentive pool after the Termination Date.

               (c) Continued Healthcare. Executive and Executive’s Covered Dependants shall be enrolled in the Company’s Aetna Open Access Managed Choice (Open Access Gatekeeper Medical Plan) for the twenty-four (24) month period commencing on the Termination Date, providing that Executive and Executive’s Covered Dependants will promptly leave the Plan in the event a future employer of Executive or Executive’s Covered Dependents provides Executive and Executive’s Covered Dependants substantially similar medical coverage without any preexisting condition requirement. For the twelve (12) month period commencing on the Termination Date, the Company shall reimburse Executive for all Aetna Plan premiums, as well as all premiums for dental and vision coverage under the Company’s plans or COBRA, as applicable, for Executive and Executive’s Covered Dependants, providing that no other third party has reimbursed Executive for the premium payments. For purposes of this Agreement, “Executive’s Covered Dependants” shall be Executive’s spouse and all of Executive’s dependants covered by the Company’s health/medical care plan immediately prior to the Termination Date. Executive and Executive’s Covered Dependants shall have the right to continue enrollment in the Aetna Plan after the expiration of the twenty-four (24) month period pursuant to the terms of the Plan. To the extent permitted by applicable law and the terms of the Company’s group health plans, the earlier of the date that such health care benefit coverage ceases to be available shall be deemed to be the date of the “qualifying event” for Executive and Executive’s Covered Dependents for the purposes of electing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Executive acknowledges that he shall be solely responsible for Executive’s election of Aetna Plan coverage and his timely payment of premiums.

               (d) SEC Reporting. Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report his transactions in Company common stock for (6) six months following the Termination Date. Executive hereby agrees not to undertake, directly or indirectly, any reportable transactions which include, but are not limited to, buying, selling or otherwise disposing of any common stock of the Company held by Executive until the earlier of (i) the end of such six (6) month period or (ii) a Change of Control (as defined in the Amended and Restated Geron Corporation Severance Plan).

               (e) Other Benefits. Executive shall retain Executive’s current BlackBerry device, one (1) personal computer and printer after the Termination Date; provided, that Executive provides on or before January 31, 2012, the BlackBerry device and personal computer to the Company for the removal of all files. The computer and BlackBerry shall be returned to the Executive with the operating systems intact. The Company and Executive agree that the computer, printer and BlackBerry device have an aggregate value of $500.00. Except as necessary to perform the Transition Services, Executive hereby agrees to return all Proprietary Information (as defined in the Confidentiality Agreement) to the Company and shall certify to the Company within thirty (30) days of the Effective Date that all Proprietary Information has been returned to the Company or destroyed.

               (f) Taxes. Executive understands and agrees that all payments under Section 4 of this Agreement will be subject to appropriate tax withholding and other deductions. To the extent the Executive is legally required to pay the employee portion of employment or income taxes for the benefits provided to him under Section 4 of this Agreement beyond those required to be and properly withheld by the Company, Executive agrees to pay the employee portion of employment and income taxes himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required employee portion of employment and income tax payments.

               (g) Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

               (h) Sole Separation Benefit. Executive agrees that the payments and benefits provided by this Section 4 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement and/or Executive’s pre-existing employment agreement. Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

          5. Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.

          6. Executive’s Release of the Company. Except as specifically set forth in this Agreement, Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

               (a) On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including without limitation any and all Claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; California Business & Professions Code Section 17200, ordinance or statute regarding employment; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

               (b) Notwithstanding the foregoing, Executive does not release the following claims:

               (i) Claims for unemployment compensation or any state, federal or Company disability or life insurance benefits pursuant to the terms of applicable state or federal law or Company plan;

               (ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

               (iii) Claims to continued participation in the Company’s Aetna Plan or the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

               (iv) Claims to any benefit entitlements vested as the date of Executive’s employment termination, including without limitation, Executive’s 401K plan balances, pursuant to written terms of any Company employee benefit plan;

               (v) Claims for indemnification, defense and/or the right to be held harmless under California Labor Code Section 2802, the Company’s Certificate of Incorporation, the Company’s Bylaws, the Delaware General Corporation Law or other applicable law, any applicable contract, the Indemnification Agreement (or any other written indemnification agreement that was in effect on the Termination Date), and/or under the terms of any policy of insurance purchased by the Company or that in any way covers the Executive.

               (vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment;

               (vii) Any rights in and to Executive’s Company equity, including without limitation, Executive’s right to exercise Executive’s Company stock options, and receive delivery of, hold, sell and/or vest in Executive’s Company stock and/or restricted stock; and

               (viii) Any rights arising out of this Agreement.

               (c) In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

               (i) Executive has the right to consult with an attorney before signing this Agreement;

               (ii) Executive has been given at least twenty-one (21) days to consider this Agreement;

               (iii) Executive has seven (7) days after signing this Agreement to revoke it. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the seventh (7th) day following Executive’s execution of this Agreement to Human Resources, Geron Corporation, 230 Constitution Drive, Menlo Park, California 94025, fax: (650) 473-8668.

          7. Company’s Release of the Executive. The Company voluntarily releases and discharges the Executive and his heirs, successors, administrators, representatives and assigns from all Claims which it may have against the Executive as the result of his employment or the discontinuance of his employment and that are based upon facts known, or which in the exercise of reasonable diligence should have been known, to the Company’s Board of Directors. Notwithstanding the foregoing, nothing herein shall release or discharge any Claim by the Company against the Executive, or the right of the Company to bring any action, legal or otherwise, against the Executive as a result of any failure by him to perform his obligations under this Agreement or the Confidentiality Agreement, or as a result of any acts for which the Executive cannot, as a matter of law, be indemnified by the Company.

          8. Waiver of Unknown Claims. EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

          BEING AWARE OF SAID CODE SECTION, THE COMPANY AND EXECUTIVE HEREBY EXPRESSLY WAIVE ANY RIGHTS THEY OR EITHER OF THEM MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT, TO THE EXTENT OF THEIR RESPECTIVE RELEASES.

          9. Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service. Executive further agrees that:

               (a) Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, either publicly or privately. The Company agrees that it shall not, and it shall instruct its officers and members of its Board of Directors to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 9(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

               (b) Transition. Each of the Company and the Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

               (c) Transfer of Company Property. Except as otherwise contemplated in Section 4(e) hereof and except as required to perform the Transition Services, on or before the Effective Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.

               (d) Limit on Post-Termination Service. Notwithstanding anything in this Agreement to the contrary, the aggregate level of bona-fide services to be performed under Sections 2 and 16 of this Agreement, together with any other services to be performed by Executive for the Company following the Termination Date, shall in no event exceed twenty percent (20%) of the average level of bona-fide services performed by Executive for the Company during the thirty-six (36)-month period preceding the Termination Date (“20% Threshold”). In the event that Executive’s fiduciary obligations to the P&A Boards (and their companies) appears that they will cause Executive to provide services to the Company that exceed the 20% Threshold, then Executive shall resign from that number of P&A Boards sufficient to allow Executive to provide services to the Company at or below the 20% Threshold.

          10. Executive and Company Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms. The Company warrants and represents that (a) it has not filed or authorized the filing of any complaints, charges or lawsuits against the Executive or any affiliate of the Executive with any governmental agency or court, and that if, unbeknownst to Company, such a complaint, charge or lawsuit has been filed on its behalf, it will immediately cause it to be withdrawn and dismissed and (b) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Company, enforceable in accordance with its terms.

          11. Legal Fees. The Company shall pay the reasonable attorneys’ fees and related expenses and disbursements incurred by Executive in connection with Executive’s separation of employment with the Company and the negotiation and preparation of this Agreement, in an aggregate amount not to exceed $5,000.

          12. No Assignment. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation. If any claim, action, demand or suit should be made or instituted against the Company or any affiliate of the Company because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company or any affiliate of the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. The Company warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which the Company might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation. If any claim, action, demand or suit should be made or instituted against the Executive or any affiliate of the Executive because of any actual assignment, subrogation or transfer by the Company, the Company agrees to indemnify and hold harmless the Executive or any affiliate of the Executive against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

          13. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those laws of any state other than California.

          14. Miscellaneous. This Agreement, together with the Confidentiality Agreement, the Indemnification Agreement and Executive’s equity agreements with the Company, are the entire agreement between the parties with regard to the subject matter hereof and shall supersede in its entirety that certain Employment Agreement between the Company and Executive dated as of February 8, 2011, as amended (the “Employment Agreement”). The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. The Company will not contest Executive’s application, if any, for unemployment insurance benefits; provided, however, that the Company shall respond truthfully to any questions posed to it by the California Employment Development Department with respect to any application by Executive for unemployment insurance benefits. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed by facsimile or electronic signature and in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Executive shall have no duty to mitigate any breach of Sections 2, 3 and 4 of this Agreement by the Company.

          15. Indemnification. Notwithstanding any other term in this Agreement, nothing in this Agreement shall in any way limit, release, or terminate the Company’s continuing obligation to indemnify, defend and/or hold harmless Executive under his Indemnification Agreement with the Company (or any other written indemnification agreement that was in effect on the Termination Date), or the Company’s Certificate of Incorporation, the Company’s Bylaws, Delaware General Corporation Law or other applicable, contract or legal requirement. The Company shall maintain directors’ and officers’ liability insurance coverage for the continuing protection of the Executive, of such types and in such amounts as shall be appropriate for the size of the Company and its business risks, as determined by the Company’s Board of Directors in good faith, in its sole discretion.

(Signature page(s) follow)

     IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: January 30, 2012
/s/ David Greenwood
David L. Greenwood

GERON CORPORATION
DATED: January 31, 2012

	By:	/s/ John A. Scarlett
John A.Scarlett, MD
Chief Executive Officer

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EXHIBIT A

EXTENSION OF CONSULTING PERIOD END DATE

[_________], 2012

David L. Greenwood
[Home Address]

Re: Extension of Consulting Period End Date under Transition and Separation Agreement

Dear David:

     In accordance with the Transition Separation Agreement entered into by and between you and Geron Corporation, a Delaware corporation (the “Company”), effective as of January [__], 2012 (the “Separation Agreement”), the Company wishes to extend your Consulting Period (as defined in the Separation Agreement) until June 30, 2012. Upon your signature to this letter, for all purposes of the Separation Agreement, the term “Consulting Period End Date” shall mean June 30, 2012 or such earlier date as determined by the Company in the event the Transition Duties (as defined in the Separation Agreement) are not performed to the reasonable satisfaction of the Company.

     Upon your signature to this letter, the Separation Agreement will be deemed amended to the extent necessary to reflect the terms set forth herein. Otherwise, the Separation Agreement will remain in full force and effect.

     To indicate your acceptance of this letter, please sign and date this letter in the space provided below and return it to the Company by [___________], 2012.

Very truly yours,

GERON CORPORATION

Name:
Title:

ACCEPTED AND AGREED:

David L. Greenwood	Date

A-1

EXHIBIT B

GRANT STATUS AS OF TERMINATION DATE

EXHIBIT C

INDEMNIFICATION AGREEMENT

C-1